Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2004 Stock Incentive Plan and the 2010 Stock Option and Incentive Plan of Tengion, Inc. of our report dated February 23, 2010, except for the last paragraph of Note 3, as to which the date is March 24, 2010, with respect to the financial statements of Tengion, Inc. for the year ended December 31, 2009 and for the period from July 10, 2003 (inception) through December 31, 2009 included in its Registration Statement (Form S-1 No. 333-164011) and related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, PA
May 21, 2010